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                                                                    EXHIBIT 20.2

           [DONNELLEY ENTERPRISE SOLUTIONS INCORPORATED LETTERHEAD]

                               PRESS INFORMATION

Media Contact:                                  Investor Contact:

Leo Spiegel                                     Rhonda Kochlefl
Senior Vice President/                          Chairman, President &
Chief Technology Officer                        Chief Executive Officer
312-419-7665                                    312-419-7661

FOR IMMEDIATE RELEASE

Donnelley Enterprise Solutions Incorporated Announces a one-time charge

     Chicago, September 18, 1997 -- Donnelley Enterprise Solutions Incorporated
(DESI) (Nasdaq: DEZI) announced today it plans to take a one-time charge in the company's integration division which it expects will result in the company reporting a loss for the quarter. The charge results primarily from an increase in the allowance for doubtful accounts, the reduction in scope of certain integration projects since the end of the second quarter, changes in the estimated percentage of completion of certain projects and an increase in the estimated number of hours required to complete certain other projects. The company's outsourcing businesses, both systems management and business services, are not impacted by this charge.

     The Company expects to release its third quarter 1997 operating results on or about October 28, 1997.

     Donnelley Enterprise Solutions Incorporated is a single-source provider of integrated information management solutions to professional service organizations, primarily large law firms, investment banks, and accounting firms. The Company offers its clients the opportunity to focus on their core businesses by outsourcing a variety of functions, including business services and information technology services. The Company has operations in six major cities in the United States and two locations internationally.

     The statements in this press release that are not historical fact are forward-looking statements that involve risks and uncertainties, including but not limited to service demand and market acceptance risks, the effect of economic conditions, the impact of competitive services and pricing, and other risks detailed in the Company's Form 10-K, dated March 27, 1997, and other filings with the Securities and Exchange Commission.

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